Exhibit 99.1

Press Release

TNS, Inc. Announces Third Quarter 2011 Financial Results

• Q3 Revenues of $142.7 Million; GAAP Income of $0.06 per Share

• Q3 Adjusted Earnings of $0.61 per Share

RESTON, Va. — November 1, 2011 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its third quarter 2011 results.

Henry H. Graham, Jr., CEO, commented, “Third quarter 2011 was solid for TNS, with revenue and adjusted earnings trends indicating the investments we have made to transform our business for growth are beginning to generate results.  Excluding Cequint’s contribution, Telecommunication Services Division revenue again increased from last year and last quarter, and we expanded and strengthened our customer relationships across all tiers of mobile operators, signed customers for newly released products, and benefited from the quarter’s high voice and data volume.  Cequint performed in line with expectations, and adoption rates for our suite of wireless caller identification products are tracking well.  International growth in our Payments and Financial Services divisions continues, partially offsetting weaker results in North America.  We are again raising the lower end of our 2011 outlook range, and remain focused for the remainder of the year on investing for growth in identity and verification, multi-channel payment gateway, and IP registry and wireless solutions.”

TNS acquired Cequint, Inc. (Cequint) on October 1, 2010 and has included its results in those of the Telecommunication Services Division from the date of acquisition.  Therefore, 2011 results are not comparable to those of prior periods. On August 31, 2011, the Payments Division disposed of its Canadian ATM processing assets. Revenues and costs associated with this business are presented for all periods as Discontinued Operations in the attached Condensed Consolidated Statements of Operations.

Total revenue for the third quarter of 2011 increased 9.3% to $142.7 million from third quarter 2010 revenue of $130.6 million. On a constant dollar basis, revenues for the third quarter of 2011 increased 6.7% to $139.3 million.  Cequint contributed $2.9 million to third quarter 2011 revenue.

Third quarter 2011 GAAP net income decreased to $1.6 million, or $0.06 per share, from third quarter 2010 GAAP net income of $4.0 million, or $0.15 per share. Included in GAAP net income for the third quarter of 2010 was a pre-tax charge of $1.1 million, or $0.02 per share, resulting from accelerated depreciation of certain network assets associated with the CSG integration; $0.7 million, or  $0.01 per share, of acquisition costs in accordance with FASB ASC 805 “Business Combinations” related to the Cequint acquisition; and a pre-tax charge associated with severance of $0.3 million, or $0.01 per share. Excluding these items and the related tax effects, third quarter 2010 net income was $5.3 million, or $0.20 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter of 2011 increased 3.4% to $36.4 million, or 25.5% of revenue, from $35.2 million, or 27.0% of revenue, for the third quarter of 2010.  Excluding the abovementioned third quarter 2010 pre-tax charges of $0.3 million associated with severance and the $0.7 million of acquisition costs related to Cequint, EBITDA before stock compensation expense increased 0.4%.  On a constant dollar basis EBITDA before stock compensation expense for the third quarter of 2011 was $35.6 million, or 25.6% of revenue.

Adjusted earnings increased 24.7% to $15.6 million, or $0.61 per share, for the third quarter of 2011 compared to adjusted earnings of $12.5 million, or $0.47 per share, for the third quarter of 2010.  Excluding the abovementioned $2.1 million in third quarter 2010 pre-tax charges, adjusted earnings increased 9.9% from $14.2 million, or $0.53 per share. Included in other income (expense) for the third quarter of 2011 was a pre-tax loss of $0.2 million, or ($0.01) per share, compared to a third quarter 2010 pre-tax loss of $2.7 million, or ($0.08) per share, related to the revaluation of certain foreign currency denominated assets and liabilities.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above, at currency exchange rates reported for third quarter 2011 and at the 2010 rates. Amounts for both 2011 and 2010 exclude results from discontinued operations.

(In millions, except per share amounts)

	Third Quarter 2011	Third Quarter 2010	% Change	Third Quarter 2011 @ 2010 FX Rates	% Change @ 2010 FX Rates

Revenues	$142.7	$130.6	9.3%	$139.3	6.7%

After tax adjusted earnings	$15.6	$14.2	9.9%	$15.0	5.6%
Adjusted earnings per share	$0.61	$0.53	15.1%	$0.59	11.3%
Shares Outstanding	25.5	26.7	(4.5)%	25.5	(4.5)%

Financial Review:

Third Quarter 2011

Third quarter 2011 total revenue increased 9.3% to $142.7 million from third quarter 2010 revenue of $130.6 million. On a constant dollar basis, revenues for the third quarter of 2011 increased 6.7% to $139.3 million.

Included in third quarter 2011 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased 15.2% to $74.5 million from third quarter 2010 revenue of $64.7 million. Included in third quarter 2011 were revenues of $2.9 million from Cequint. Excluding the contribution from Cequint, revenues increased 10.7%, or $6.9 million, as follows:

•                  Revenue from identity and verification services increased 14.1%, or $3.9 million, due to $5.4 million from new wireless caller name storage contracts which was partially offset by the following: $0.4 million from the loss of a caller name storage contract; $0.4 million due to a loss by one of TNS’ caller name wireline customers of a portion of its wholesale business; $0.4 million from lower volumes in legacy fraud and validation services; and $0.3 million due to price concessions on the renewal of certain customer contracts.

•                  Revenue from network services increased 5.8%, or $1.6 million, due to $2.0 million in increased demand for signaling services from new and existing customers, which was partially offset by a reduction of $0.4 million from price concessions on the renewal of certain customer contracts.

•                  Revenue from registry services decreased 17.4%, or $1.2 million, due to the following: $0.7 million related to the expiry of a transition services agreement acquired through the CSG acquisition; $0.4 million due to price concessions on the renewal of certain customer contracts; and $0.2 million from lower volumes in toll-free number database services. These reductions were partially offset by an increase of $0.1 million from increased demand for IP registry services.

•                  Revenue from roaming and clearing products increased 100.4%, or $2.6 million, due to market share gains from new customers and increased demand for services from existing customers.

•                  Revenue from the Payments Division increased 3.8% to $51.3 million from $49.4 million in third quarter 2010.  As mentioned above, results presented for current and prior periods exclude revenues associated with the Canadian ATM processing business disposed of during the third quarter, which are presented as Discontinued Operations in the Condensed Consolidated Statements of Operations and associated tables.  Excluding the positive impact of foreign currency translation of $3.0 million, revenues decreased 2.3% to $48.3 million as follows:

•                  Network services decreased 5.0%, or $2.0 million to $39.0 million, as follows:

•                  Europe: revenue increased 1.5%, or $0.3 million, due to $0.5 million in market share gains for dial services and increased demand for IP-based network services, primarily in Italy, Spain and

Romania, and $0.1 million in the UK due to growth in demand for IP-based network services, partially offset by a $0.3 million decrease in dial-based network services in France and smaller markets.

•                  Asia Pacific: revenue was flat due to $0.2 million in increased demand for our IP-based network services, offset by $0.2 million relating to the loss by one customer of a significant portion of its dial business, as previously disclosed.

•                  North America: revenue decreased 15.3%, or $2.3 million, due to an expected decrease in dial business primarily from transaction volume declines related to certain customers and to a lesser extent from lower average transaction pricing.

•                  Payment gateway services increased 10.0%, or $0.6 million, to $6.8 million, as follows:

•                  Europe: cardholder-present services revenue remained flat on a year-over-year basis.

•                  Asia Pacific: revenue increased 11.7%, or $0.4 million, due to increased transaction volumes of $0.7 million from cardholder-not-present services partially offset by a decrease of $0.3 million in software development services.

•                  North America: revenue increased 14.5%, or $0.2 million, primarily due to growth in cardholder-not-present services which were launched in the third quarter of 2010.

•                  Payment processing and other services increased 14.6%, or $0.3 million, to $2.5 million, as follows:

•                  Europe: revenue increased 14.6%, or $0.3 million, due to new customer wins and increased transaction volumes.

•                  Revenue from the Financial Services Division increased 2.6% to $17.0 million from third quarter 2010 revenue of $16.5 million.  Excluding the positive impact of foreign currency translation of $0.4 million, revenue increased 0.6%, or $0.1 million, on a constant currency basis as follows:

•                  Europe: revenue increased 4.6%, or $0.1 million, due to market share gains of $0.4 million which were offset by $0.3 million related to the loss of endpoints and market data access services in the UK.

•                  Asia Pacific: revenue increased 17.9%, or $0.5 million, due to the continued expansion of the number of customer endpoints connected to TNS’ network.

•                  North America: revenue decreased 4.0%, or $0.5 million, due to $2.2 million from the loss of endpoints and market data access services believed to be attributable to negative economic factors impacting the financial services industry, which was partially offset by $1.7 million in additional new endpoints and sales of bandwidth-based services marketed primarily to participants in the foreign exchange community.

Third quarter 2011 gross margin increased 100 basis points to 51.1% from 50.1% in the third quarter of 2010. On a constant dollar basis, gross margin increased 70 basis points to 50.8% due primarily to margin increases in TSD, driven by leverage of call and data volume across a common platform, and to a lesser extent from cost synergies derived from the CSG network integration, and the inclusion of Cequint revenue, which carries higher gross margin. This was partially offset by declines in the North American Payments dial business, margin declines in FSD due to a reduction in trading connections between endpoints, and investments in personnel and systems to support our payment gateway offerings.

During the third quarter of 2011, pursuant to its share repurchase program TNS repurchased approximately 1.2 million shares of its common stock for $20.3 million.  As of September 30, 2011, TNS has repurchased approximately 2.3 million shares for $39.4 million, leaving $10.6 million remaining under the program.

Financial Outlook

Full Year 2011

TNS has narrowed its Full Year 2011 outlook, increasing the lower end of the outlook range.  The new outlook range excludes revenue of $1.3 million and an adjusted earnings loss of $1.0 million, or $(0.03) per share, reported for the first six months of 2011 from the Canadian ATM processing business which was divested on August 31, 2011 and is now presented in discontinued operations for all periods presented.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2011.  Please note that all figures are from Continuing Operations and exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2011	Full Year 2010	% Change

Revenues	$556 - $560	$523	6% - 7%

After tax adjusted earnings	$55.2 - $56.7	$62.9	(12)% - (10)%
Adjusted earnings per share	$2.17 - $2.23	$2.36	(8)% - (6)%
Shares Outstanding	25.5	26.6	(4)%

Fourth Quarter 2011

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the fourth quarter of 2011.

(In millions, except per share amounts)

	Fourth Quarter 2011	Fourth Quarter 2010	% Change

Revenues	$138.6 - $142.6	$134.7	2.9% - 5.9%

After tax adjusted earnings	$14.2 - $15.7	$15.9	(10.9)% - (1.8)%
Adjusted earnings per share	$0.57 - $0.63	$0.61	(6.3)% - 3.8%
Shares Outstanding	24.8	26.1	(5.0)%

As a reminder, fourth quarter 2010 included a pre-tax charge of $1.1 million, or $(0.03) per share, of accelerated depreciation related to certain network assets associated with the CSG integration. This amount is excluded from the after tax adjusted earnings and adjusted earnings per share, for the fourth quarter 2010, in the table above.  Included in adjusted earnings in the table above for the fourth quarter 2010 was a pre-tax gain of $1.3 million, or $0.04 per share, related to the revaluation of certain foreign currency denominated assets and liabilities.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “During the third quarter, we continued to execute well, achieving the upper end of our outlook range and generating $25 million in cash flow from operations.  We used excess cash generated to repurchase $20 million of our common shares.  For the remainder of the year, we will continue to devote our capital allocation program to investments in our growth.  We are very well positioned to achieve our financial objectives for the year.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, EBITDA before stock compensation excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: profit or loss on discontinued operations, equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, milestone compensation expense, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, profit or loss on discontinued operations, certain non-cash items, including amortization of intangible assets, stock compensation expense, milestone compensation expense, the change in fair value of contingent consideration and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results.

Conference Call

TNS will hold its conference call to discuss third quarter 2011 results today Tuesday, November 1, 2011 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617.614.4929, passcode #13246464. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at http://www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from November 1, 2011 at 8:00 p.m. Eastern Time through November 8, 2011, and can be accessed by dialing 617-801-6888, passcode # 64632452.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2011.  In addition, the statements in this press release are made as of November 1, 2011.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to November 1, 2011.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Revenues	$142,731	$130,577	$417,406	$387,820
Operating expenses:
Cost of network services	69,746	65,071	206,810	193,142
Engineering and development	11,882	9,172	34,222	27,546
Selling, general, and administrative	26,983	22,504	78,005	71,271
Change in fair value of contingent consideration	918	—	1,668	—
Depreciation and amortization of property and equipment(1),(2)	10,912	11,462	33,838	35,230
Amortization of intangible assets	9,888	8,547	30,070	28,430
Total operating expenses(3),(4),(5)	130,329	116,756	384,613	355,619

Income from operations	12,402	13,821	32,793	32,201
Interest expense	(6,266)	(5,746)	(19,394)	(17,691)
Other (expense) income	(99)	(2,556)	(1,280)	3,376
Income from continuing operations before income taxes, and equity in net loss of unconsolidated affiliate	6,037	5,519	12,119	17,886
Income tax provision	(3,901)	(987)	(7,278)	(5,763)
Equity in net loss of unconsolidated affiliate	—	(224)		(289)
Income from continuing operations	2,136	4, 308	4,841	11,834
Loss from discontinued operations	(538)	(287)	(1,391)	(212)
Net income	$1,598	$4,021	$3,450	$11,622
Basic and diluted earnings per share:
Basic
Continuing Operations	$0.08	$0.16	$0.19	$0.45
Discontinued Operations	$(0.02)	$(0.01)	$(0.05)	$(0.01)
Basic net income per common share	$0.06	$0.15	$0.14	$0.44
Diluted
Continuing Operations	$0.08	$0.16	$0.19	$0.44
Discontinued Operations	$(0.02)	$(0.01)	$(0.05)	$(0.01)
Diluted net income per common share	$0.06	$0.15	$0.14	$0.43
Basic weighted average common shares outstanding	25,197,227	26,189,608	25,385,753	26,083,076
Diluted weighted average common shares outstanding	25,488,294	26,714,235	25,633,721	26,772,268

FOOTNOTES:

(1)   Included in depreciation and amortization of property and equipment for the nine months ended September 30, 2011 are $0.7 million of accelerated depreciation charges, or $0.01 per share, related to the CSG integration.

(2)   Included in depreciation and amortization of property and equipment for the three and nine months ended September 30, 2010 are $1.1 million and $4.3 million of accelerated depreciation charges, or $0.02 and $0.08 per share, related to the CSG integration.

(3)   Included in operating expenses for the three and nine months ended September 30, 2011 are pre-tax milestone compensation charges, related to the Cequint acquisition, of $0.5 million and $0.7 million, or $0.01 and $0.02 per share.

(4)   Included in operating expenses for the nine months ended September 30, 2011 are pre-tax severance charges of $0.3 million, or $0.01 per share. Included in operating expenses for the three and nine months ended September 30, 2010 are pre-tax severance charges of $0.3 million and $1.3 million, or $0.01 and $0.02 per share, respectively.

(5)   Included in operating expenses for the three and nine months ended September 30, 2010 are costs relating to the acquisition of Cequint of $0.7 million, or $0.01 per share, which were expensed in accordance with FASB ASC 805, Business Combinations.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,434	$56,689
Accounts receivable, net	95,689	86,988
Other current assets	18,846	14,377
Total current assets	142,969	158,054

Property and equipment, net	135,804	135,418
Goodwill	36,740	36,785
Identifiable intangible assets, net	275,951	306,077
Other assets	8,982	8,406
Total assets	$600,446	$644,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$72,145	$71,481
Deferred revenue	11,870	12,061
Current portion of long — term debt, net of discount (1)	13,249	18,488
Total current liabilities	97,264	102,030

Long-term debt, net of current portion and discount (1)	356,760	385,136
Other liabilities	43,667	42,293
Total liabilities	497,691	529,459

Total stockholders’ equity	102,755	115,281
Total liabilities and stockholders’ equity	$600,446	$644,740

FOOTNOTES:

(1)       Reconciliation of long —term debt balance:

	9/30/11	12/31/10

Current portion of long-term debt, net of discount	13,249	18,488
Long-term debt, net of current portion and discount	356,760	385,136
	370,009	403,624
Unamortized Original Issue Discount	3,111	3,871
Credit Facility outstanding	373,120	407,495

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Net income	$1,598	$4,021	$3,450	$11,622
Non-cash items	25,449	20,657	72,800	66,574
Working capital changes	(2,162)	(3,477)	(15,865)	380
Net cash provided by operating activities:	24,885	21,201	60,385	78,576
Purchases of property and equipment, net	(13,942)	(15,672)	(34,660)	(36,814)
Cash paid for business acquisitions, net of cash acquired	—	—	(224)	(544)
Net cash used in investing activities:	(13,942)	(15,672)	(34,884)	(37,358)
Repayment of long-term debt	—	—	(34,375)	(30,000)
Proceeds from stock option exercise	100	10	287	1,908
Purchase of treasury stock	(20,439)	(548)	(21,813)	(3,432)
Net cash used in financing activities:	(20,339)	(538)	(55,901)	(31,524)
Effect of exchange rates on cash and cash equivalents	(1,255)	5,092	2,145	(1,703)
Net increase (decrease) in cash and cash equivalents	(10,651)	10,083	(28,255)	7,991
Cash and cash equivalents, beginning of period	39,085	30,388	56,689	32,480
Cash and cash equivalents, end of period	$28,434	$40,471	$28,434	$40,471

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
EBITDA before stock compensation expense:
Net Income (GAAP)	$1,598	$4,021	$3,450	$11,622
Add back the following items:
Loss from discontinued operations	538	287	1,391	212
Equity in net loss of unconsolidated affiliate	—	224	—	289
Provision for income taxes	3,901	987	7,278	5,763
Other expense (income)	99	2,556	1,280	(3,376)
Interest expense	6,266	5,746	19,394	17,691
Change in fair value of contingent consideration	918	—	1,668	—
Milestone compensation	526	—	667	—
Depreciation and amortization of property and equipment	10,912	11,462	33,838	35,231
Amortization of intangible assets	9,888	8,547	30,070	28,430
Stock compensation expense	1,720	1,418	4,169	4,987
EBITDA before stock compensation expense(1),(2)	$36,366	$35,248	$103,205	$100,849

Adjusted Earnings:
Net income (GAAP)	$1,598	$4,021	$3,450	$11,622
Add provision for income taxes	3,901	987	7,278	5,762
Income before provision for income taxes	5,499	5,008	10,728	17,384

Add back the following items:
Amortization of intangible assets	9,888	8,547	30,070	28,430
Other debt related costs	457	409	1,535	1,472
Change in fair value of contingent consideration	918	—	1,668	—
Milestone compensation	526	—	667	—
Loss from discontinued operations	538	287	1,391	212
Stock compensation expense	1,720	1,418	4,170	4,987
Adjusted earnings before income taxes	19,546	15,669	50,229	52,485
Income tax provision at 20%	(3,909)	(3,134)	(10,047)	(10,497)
Adjusted earnings(3),(4),(5)	$15,637	$12,535	$40,182	$41,988

Weighted average common shares — diluted	25,488,294	26,714,235	25,633,721	26,772,268
Adjusted earnings per common share — diluted	$0.61	$0.47	$1.57	$1.57

FOOTNOTES:

(1)   Excluding the $0.3 million in pre-tax severance charges, EBITDA before stock compensation expense for the nine months ended September 30, 2011 was $103.5 million.

(2)   Excluding the $0.3 million and $1.3 million in pre-tax severance charges and the $0.7 million of pre-tax costs relating to the Cequint acquisition, EBITDA before stock compensation expense for the three and nine months ended September 30, 2010 was $37.5 million and $103.1 million, respectively.

(3)   Excluding the $0.3 million in severance charges and the $0.7 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the nine months ended September 30, 2011 were $41.0 million, or $1.60 per share.

(4)   Excluding the $0.3 million in pre-tax severance charges, the $1.1 million of accelerated depreciation as part of the CSG integration and the $0.7 million of pre-tax costs relating to the Cequint acquisition, adjusted earnings for the three months ended September 30, 2010 were $14.2 million, or $0.53 per share.

(5)   Excluding the $1.3 million in pre-tax severance charges, the $4.3 million of pre-tax accelerated depreciation as part of the CSG integration and the $0.7 million of pre-tax costs relating to the Cequint acquisition, adjusted earnings for the nine months ended September 30, 2010 were $47.0 million, or $1.76 per share respectively.